UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2007

Foldera, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-118799	20-0375035
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

17011 Beach Blvd., Suite 1500 Huntington Beach, California		92647
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (714) 766-8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2007, Richard Lusk resigned his position as President and Chief Executive Officer of Foldera, Inc. (the "Company "), effective immediately. Mr. Lusk, the Company’s founder, will continue to serve as Chairman of the Company’s Board of Directors. Concurrent with Mr. Lusk’s resignation, Hugh Dunkerley has been named President and Chief Executive Officer of the Company. Mr. Dunkerley, age 34, has served as the Company’s Chief Operating Officer since June 2007 and as the Company’s Vice President of Corporate Finance from June 2006 to June 2007. Prior to joining the Company, Mr. Dunkerley served as Vice President of Small-Mid Cap Equities at Hunter Wise Financial Group, LLC from January 2006 to July 2006, specializing in investment banking advisory services to US and EU companies. Mr. Dunkerley served as Director of Corporate Development at ChromaDex Inc. from October 2002 to December 2005, and as Strategic Services Group Director, London at Rare Medium, Inc. from March 2000 to May 2002. Mr. Dunkerley received his undergraduate degree from the University of Westminster, London and earned a Masters in Business Administration from South Bank University, London. Mr. Dunkerley is an at-will employee of the Company, will continue to receive an annual base salary of $150,000, is eligible to participate in the Company's 2005 Stock Option Plan and is entitled to receive medical, life and disability insurance coverage and other benefits available generally to senior management of the Company.

The Company issued a press release announcing this management change on November 1, 2007, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 7.01. Regulation FD Disclosure.

On October 24, 2007, the Company entered into a partnership agreement with Tiscali Services S.p.A. (“Tiscali”), a European Internet Service Provider (ISP). Pursuant to this partnership agreement, Tiscali will provide the Company with infrastructure and services to further the Company’s efforts to launch the Foldera product in the European Union, and Tiscali may market the Foldera product to its own customers in the European Union. The partnership agreement provides that the Company will be solely responsible for all costs and expenses associated with the development, commercialization and marketing of the Foldera product in the European Union, and that the Company will determine when the Foldera product will be made available in the European Union. Tiscali will be responsible to provide electrical power, bandwidth, co-location space, firewall, load balancing, LAN switch, anti-spam and anti-virus and other services on an ongoing basis. The partnership agreement further provides that, during the term of the partnership agreement, Tiscali will receive ten percent (10%) of the revenue generated by the Company and/or Tiscali from the commercialization of the Foldera product in certain specified countries within European Union. The partnership agreement does not have a fixed expiration date but may be terminated by either party upon six months notice, provided that no such notice may be given prior to the second anniversary of the date upon which the Foldera product is first made available in the European Union.

The Company entered into a separate agreement with Tiscali on October 24, 2007, pursuant to which Tiscali will provide personnel to manage and maintain the hardware and equipment to be installed by the Company at Tiscali’s premises in Cagiliari, Italy. Pursuant to this agreement, the Company will be solely responsible for all costs and expenses associated with the delivery and installation of the hardware and equipment at Tiscali’s premises, and Tiscali will be required to provide such services within ten business days after the later of January 15, 2008 and the date upon which the hardware and equipment is delivered and installed. This agreement provides that the Company will pay a fee (which is currently expected to range between $14,000 and $16,000 per month) to Tiscali for such personnel commencing on January 15, 2008, regardless of when the hardware and equipment is delivered and installed. Unless sooner terminated for cause, the initial term of this agreement will expire on January 15, 2009.

The information furnished pursuant to Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or the Exchange Act, except as expressly stated by specific reference in such filing.

 Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No. Description

99.1	Press Release issued by Foldera, Inc. on November 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FOLDERA, INC.

Date: November 1, 2007	By:	/s/ Reid Dabney
Reid Dabney
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No. Description

99.1	Press Release issued by Foldera, Inc. on November 1, 2007.